For Release on May 4, 2004	Exhibit 99.1

TOWN SPORTS INTERNATIONAL REPORTS ON THE QUARTER ENDED
March 31, 2004

(New York, NY) May 4, 2004 – Town Sports International, Inc. (“TSI” or the Company), a leading owner and operator of 132 health clubs in major cities from Washington, DC north through New England, today announced its results for the quarter ended March 31, 2004.

Revenues for the three months were $86.5 million, a decrease of $0.4 million, or 0.5% over the same quarter of 2003. Excluding the effect of the business interruption settlement of $1.3 million received in the first quarter of 2003, revenues improved $0.9 million. During the quarter, TSI’s mature clubs (those in operation for 24 months or longer) experienced a slight decrease in revenue of 0.5% or $0.4 million when compared to the prior year’s first quarter. These decreases were offset by revenue increases at immature clubs.

“We are pleased to report that the many changes we are making to improve membership retention, including the offering of ‘commit’ memberships, are beginning to show solid results. For the quarter, the membership cancellation rate is 19% below the prior year,” said Bob Giardina, CEO of TSI.

Operating income for the first quarter of 2004 was $5.0 million compared to $14.1 million in the first quarter of 2003, while net interest expense increased to $6.5 million from $4.2 million.

The Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) decreased by 28.4% to $16.1 million this quarter from $22.4 million in last year’s quarter.

The decrease in operating income and EBITDA in the first quarter of 2004 when compared to the same period of 2003 was due to several factors:

•	In the first quarter of 2003, the Company received payments of $1.3 million related to a business interruption insurance settlement and no such payments were received in 2004.

•	In the first quarter of 2004, Town Sports International Holdings, Inc. (“TSI Holdings”) paid a $1.1 million distribution to common stock option holders. GAAP requires this distribution to be classified as payroll expense at the TSI level.

•	The Company experienced a $2.3 million increase in payroll and related. A significant contributor to this variance is a $1.1 million increase in sales payroll and commissions expensed as they relate to initiation fees collected. Increases in health care costs, unemployment taxes as well as increases related to member retention initiatives contributed to the remainder of the increases in payroll.

•	Club operating expenses increased $1.2 million principally due to increases in rent at new and expanded clubs together with increases in utility costs.

•	General and administrative costs increased $1.2 million due to increases in liability insurance and data communication expenses.

The Company recorded a $2.0 million goodwill impairment charge related to a remote club that is no longer expected to generate the same level of operating cash flows that were forecasted when the club was acquired.

The Company recorded a net loss for the quarter of $853,000 compared to net income of $5.8 million for the comparable period in the prior year.

“This has been a difficult quarter for us with many expense line items increasing while revenue remained fairly flat year over year. While our membership retention efforts have come with a cost; we believe they will prove to benefit the results of the Company over the long term,” said Richard Pyle CFO.

TSI plans to file its regular Form 10-Q on or before May 17, 2004, the normal SEC filing deadline. TSI Holdings is still in the SEC registration process and will file its financial statements to the trustee appointed under the Discount Note Bond Indenture, rather than filing with the SEC at the same time. In the attached financial statements we include the consolidation of our operating company and TSI Holdings.

Town Sports International, Inc. : Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
($ in thousands)

				Twelve months ended March 31,
	1Q 2003	1Q 2004	% Chg.	2003	2004	% Chg.
Net Income (loss)	$5,841	$(853)	(114.6)%	$14,683	$735	(95.0)%
Provision (benefit) for corporate income taxes	4,099	(670)		11,421	768
Loss on extinguishment of debt	—	—		—	7,773
Interest expense, net of interest income	4,210	6,486		16,546	25,502
Loss on discontinued operations	—	—		701	—
Non-cash goodwill impairment	—	2,002		—	2,002
Depreciation and amortization	8,299	9,117		32,190	35,745

EBITDA	$22,449	$16,082	(28.4)%	$75,541	$72,525	(4.0)%
Non-cash rental expense, net of noncash rental income	522	322		1,479	1,450
Non-cash compensation expense incurred in in connection with stock options	187	10		1,113	20
Distribution to option holders classified as payroll	—	1,144		—	1,144
Adjusted Ebitda	$23,158	$17,558	(24.2)%	$78,133	$75,139	(3.8)%
Margin	26.6%	20.3%		23.7%	22.0%

Certain statements in this release are forward-looking statements, including without limitation, statements regarding future financial results and performance and potential sales revenue. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of Federal and State tax laws and regulations, and other specific factors discussed herein and in other releases by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and disclaim any legal obligation to the contrary.

EBITDA is defined as earnings before interest, taxes, depreciation, amortization, goodwill impairment, loss on extinguishment of debt and a loss on discontinued operations. EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as described above), certain items of income and expense consisting of: (i) non-cash deferred lease expense, net of non-cash deferred lease income, (ii) non-cash compensation expense in connection with stock options, and (iii) Distribution to option holders classified as payroll. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA closely reflects a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenues. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
All figures $’000
March 31, 2003 and 2004
(Unaudited)

			TSI		TSI Holdings
	TSI	TSI	Holdings	Eliminations	and Subsidiaries
	December 31,	March 31,	March 31,	March 31,	March 31,
	2003	2004	2004	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$40,802	$52,381	$1,282	$—	$53,663
Accounts receivable, net	1,469	3,133	21	—	3,154
Inventory	750	711	—	—	711
Prepaid corporate income taxes	4,062	4,213	—	—	4,213
Prepaid expenses and other current assets	5,322	2,629	737	—	3,366

Total current assets	52,405	63,067	2,040	—	65,107
Investment in Subsidiaries	—	—	4,679	(4,679)	—
Fixed assets, net	223,599	220,356	—	—	220,356
Goodwill, net	45,864	43,843	—	—	43,843
Intangible assets, net	630	454	—	—	454
Deferred tax assets, net	16,771	17,678	947	—	18,625
Deferred membership costs	13,038	12,532	—	—	12,532
Other assets	9,892	9,582	4,246	—	13,828

Total assets	$362,199	$367,512	$11,912	$(4,679)	$374,745

LIABILITIES and STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,486	$2,817	$—	$—	$2,817
Accounts payable	5,379	3,973	—	—	3,973
Accrued expenses	20,849	17,386	559	—	17,945
Accrued Interest	5,157	11,300	—	—	11,300
Deferred revenue	26,621	33,062	—	—	33,062

Total current liabilities	61,492	68,538	559	—	69,097
Long-term debt and capital lease obligations	258,391	258,080	126,944	—	385,024
Deferred lease liabilities	25,856	26,341	—	—	26,341
Deferred revenue	3,002	1,003	—	—	1,003
Other liabilities	7,862	8,871	—	—	8,871

Total liabilities	356,603	362,833	127,503	—	490,336

Series A redeemable preferred stock	39,890	—	—	—	—

	39,890	—	—	—	—

Stockholders’ deficit:
Series B preferred stock	9,961	—	—	—	—
Class A voting common stock	1	—	1	—	1
Paid-in capital	(45,627)	5,007	(114,059)	(5,007)	(114,059)
Unearned compensation	(172)	(162)	(162)	162	(162)
Accumulated other comprehensive income	596	525	525	(525)	525
Retained earnings	947	(691)	(1,896)	691	(1,896)

Total stockholders’ deficit	(34,294)	4,679	(115,591)	(4,679)	(115,591)

Total liabilities, redeemable preferred stock and stockholders’ deficit:	$362,199	$367,512	$11,912	$(4,679)	$374,745

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2003 and 2004
All figures $’000
(Unaudited)

	TSI		TSI		TSI Holdings
	Three months ended		Holdings	Eliminations	and Subsidiaries
	March 31,		Three Months	Three Months	Three Months
			Ended	Ended	Ended
	2003	2004	March 31, 2004	March 31, 2004	March 31, 2004
Revenues:
Club operations	$84,690	$85,304	—	—	$85,304
Fees and other	2,212	1,160	—	—	1,160

	86,902	86,464	—	—	86,464

Operating expenses:
Payroll and related	32,770	35,114	—	—	35,114
Distribution to Common stock option holders classified as payroll	—	1,144	—	—	1,144
Club operating	26,662	27,898	—	—	27,898
General and administrative	5,021	6,226	—	—	6,226
Depreciation and amortization	8,299	9,117	—	—	9,117
Goodwill Impairment	—	2,002	—	—	2,002

	72,752	81,501	—	—	81,501

Operating income	14,150	4,963	—	—	4,963
Interest expense	4,232	6,603	2,209	—	8,812
Interest income	(22)	(117)	(57)	—	(174)

Income (loss) before provision (benefit) for corporate income taxes	9,940	(1,523)	(2,152)	—	(3,675)
Provision (benefit) for corporate income taxes	4,099	(670)	(947)	—	(1,617)

Net income (loss) before equity earnings	$5,841	($853)	($1,205)	—	($2,058)
Loss from Subsidiaries	—	—	(853)	853	—

Net Income (loss)	$5,841	($853)	($2,058)	$853	($2,058)

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the quarter ended March 31, 2003 and 2004
All figures $’000

(Unaudited)

	TSI		TSI		TSI Holdings
	Three months ended		Holdings	Eliminations	and Subsidiaries
	March 31,		Three Months	Three Months	Three Months
			Ended	Ended	Ended
	2003	2004	March 31, 2004	March 31, 2004	March 31, 2004
Cash flows from operating activities:
Net Income	$5,841	($853)	($2,058)	$853	($2,058)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,299	9,117	—	—	9,117
Goodwill impairment write-off	—	2,002	—	—	2,002
Compensation expense in connection with stock options	187	10	—	—	10
Noncash rental expense, net of noncash rental income	522	322	—	—	322
Noncash Interest expense	—	—	2,137	—	2,137
Amortization of debt issuance costs	597	328	72	—	400
Change in certain working capital components	5,564	9,436	(1,165)	—	8,271
Decrease (increase) in deferred tax asset	2,903	(907)	(947)	—	(1,854)
Decrease in deferred membership costs	(160)	506	—	—	506
Other	(147)	77	853	(853)	77

Total adjustments	17,765	20,891	950	(853)	20,988

Net cash provided by operating activities	23,606	20,038	(1,108)	—	18,930

Cash flows from investing activities:
Capital expenditures, net of effects of acquired businesses	(7,418)	(8,241)	—	—	(8,241)
Landlord contributions	—	762	—	—	762

Net cash used in investing activities	(7,418)	(7,479)	—	—	(7,479)

Cash flows from financing activities:
Issuance of Senior notes, net of fees and expenses	—	—	121,429	—	121,429
Redemption of Series A and Series B Preferred stock	—	—	(50,634)	—	(50,634)
Exercise of Stock options	—	—	539	—	539
Common Stock distribution	—	—	(68,944)	—	(68,944)
Net line of credit repayments	(10,500)	—	—	—	—
Repurchase of preferred stock	(583)	—	—	—	—
Repayments of other borrowings	(1,604)	(980)	—	—	(980)

Net cash provided by (used in) financing activities	(12,687)	(980)	2,390	—	1,410

Net increase in cash and cash equivalents	3,501	11,579	1,282	—	12,861
Cash and cash equivalents at beginning of period	5,551	40,802	—	—	40,802

Cash and cash equivalent at end of period	$9,052	$52,381	$1,282	—	$53,663

Summary of change in certain working capital components, net of effects of acquired businesses:
Decrease (increase) in accounts receivable	$697	($1,188)	($21)	—	($1,209)
Decrease in inventory	111	39	—	—	39
Decrease in prepaid expenses, prepaid income taxes,					—
and other current assets	1,002	2,360	(1,144)	—	1,216
(Decrease) increase in accounts payable, accrued					—
expenses, and accrued interest	(455)	3,783	—	—	3,783
Increase in deferred revenue	4,209	4,442	—	—	4,442

Net changes in working capital components	$5,564	$9,436	($1,165)	—	$8,271